Exhibit 10.1
EXECUTION COPY
AGREEMENT
     This Agreement (this “Agreement”) is made and entered into as of February 12, 2007, by and between Phoenix Technologies Ltd. (the “Company” or “Phoenix Technologies”), and the entities and natural persons listed on Schedule A hereto (collectively, the “Ramius Group”) (each of the Company and the Ramius Group, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
     A. The Ramius Group beneficially owns in the aggregate 3,502,941 shares of outstanding Phoenix Technologies Common Stock and has initiated a proxy solicitation (the “Proxy Solicitation”) to elect two individuals to the Phoenix Technologies Board of Directors (the “Phoenix Technologies Board”);
     B. The Parties have agreed that the Ramius Group shall withdraw its nominees to the Phoenix Technologies Board and terminate the Proxy Solicitation and that the Ramius Group will not present any nominees or proposals at the Company’s 2007 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the “Annual Meeting”);
     C. The Phoenix Technologies Board has determined that it is in the best interests of the stockholders of the Company to nominate John Mutch and Robert J. Majteles (collectively, the “Nominees”) for election to the Phoenix Technologies Board as Class 2 directors at the Company’s Annual Meeting in place of David S. Dury and Taher Elgamal and to recommend the Nominees for election to the Phoenix Technologies Board;
     D. The Ramius Group has agreed to vote its shares in favor of the Nominees at the Annual Meeting;
     E. Concurrently with the execution of this Agreement, the Company is entering into an agreement (the “AWM Agreement”) with certain entities and individuals affiliated with Austin W. Marxe (the “AWM Group”), pursuant to which, among other things, the AWM Group has agreed to vote its shares in favor of the Nominees at the Annual Meeting; and
     F. The Company and the Ramius Group desire, in connection with the nomination of the Nominees to the Phoenix Technologies Board, to make certain covenants and agreements with one another pursuant to this Agreement.
     NOW THEREFORE, in consideration of the covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
     1. The Ramius Group hereby withdraws its nomination of Philip Moyer and John Mutch, withdraws and terminates the Proxy Solicitation and shall promptly file with the Securities and Exchange Commission (“SEC”) a request to withdraw the Schedule 14A filed by the Ramius

Group. The Ramius Group shall also (i) promptly file with the SEC as definitive additional soliciting materials on Schedule 14A, the press release described in Section 13, the form of which is attached as Exhibit A hereto, and shall indicate that it is no longer soliciting proxies and does not intend to vote any proxies it has received or receives and (ii) take any other actions necessary to terminate the Proxy Solicitation.
     2. The Company shall promptly amend the Schedule 14A filed by the Company and the Company Board to indicate that (i) the Nominees are nominated as the sole nominees for election as Class 2 directors at the Annual Meeting, (ii) David S. Dury and Taher Elgamal will not stand for election at the Annual Meeting, (iii) the Company’s Board of Directors recommends a vote “for” the Nominees at the Annual Meeting, and (iv) proxies solicited by the Board of Directors of the Company will be voted “for” the Nominees at the Annual Meeting.
     3. At the Annual Meeting, the Ramius Group agrees to appear in person or by proxy and vote all shares of Common Stock beneficially owned by it and its controlled affiliates in favor of the election to the Phoenix Technologies Board of the Nominees. The Ramius Group shall cause to be executed proxies for the Nominees (in the form utilized by the Company to solicit proxies for all stockholders) so as to vote all shares of Common Stock beneficially owned by it and its controlled affiliates in favor of the election of the Nominees to the Phoenix Technologies Board. The Ramius Group shall not withdraw or modify any such proxies.
     4. The Ramius Group agrees not to nominate any other person for election at the Annual Meeting or to otherwise bring any business before the Annual Meeting.
     5. From the date hereof through the Annual Meeting, each of the Company and the Ramius Group agree they shall not directly or indirectly engage in any activities in opposition to the election of the Nominees as the sole directors elected at the Annual Meeting.
     6. In accordance with the Company’s bylaws, the Company shall take all action necessary in furtherance of (and John Mutch, as a director, agrees to vote in favor of):
          (a) following the election of the Nominees to the Phoenix Technologies Board, the appointment of (i) John Mutch as a member, but not chairman, of the Audit Committee of the Phoenix Technologies Board and (ii) Robert J. Majteles as a member, but not chairman, of the Nominating and Governance Committee of the Phoenix Technologies Board, in each case provided that the director is qualified to serve on such committee under applicable law and listing standards; and
          (b) following the Annual Meeting, the election of Dale Fuller as the new chairman of the Phoenix Technologies Board.
     7. John Mutch hereby consents to be named as a Nominee.

     8. The Company shall convene the Annual Meeting on February 14, 2007 at 10:00 a.m. local time and immediately adjourn the Annual Meeting, prior to the opening of the polls, to another date and time as promptly as possible following February 14, 2007 to allow additional time for the Company stockholders to receive the amended proxy materials contemplated by Section 2 of this Agreement.
     9. For a period commencing with the date of this Agreement and ending on the earlier to occur of (i) December 6, 2007 or (ii) in the event the Company’s 2008 annual meeting is held before February 9, 2008 (in which case, the Company shall either make a public announcement of the 2008 annual meeting date at least 70 days before the 2008 annual meeting or give the Ramius Group written notice of the 2008 annual meeting date at least 70 days before the 2008 annual meeting), then the date that is 70 days before the date of the 2008 annual stockholder meeting (the “Standstill Period”), neither the Ramius Group nor any of its controlled affiliates shall, without the prior written consent of the Phoenix Technologies Board, specifically expressed in a written resolution adopted by a majority vote of the entire Phoenix Technologies Board:
          (a) acquire or agree to acquire, or publicly offer or propose to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person in excess of the Standstill Limit; provided, however, that nothing herein shall limit the ability of the Ramius Group to transfer any voting securities or direct or indirect rights or options to acquire any voting securities of the Company to any of its controlled affiliates, so long as such any such controlled affiliates agree to be bound by the terms of this Agreement and execute a joinder agreement to this Agreement, in the form attached hereto as Exhibit B;
          (b) other than as provided in this Agreement, seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company’s board of directors, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any voting securities of the Company; provided that nothing herein shall limit the ability of the Ramius Group to vote its voting securities on any matter submitted to a vote of the stockholders of the Company;
          (c) make any public announcement with respect to, or publicly offer to effect, seek or propose (with or without conditions) a merger, consolidation, business combination or other extraordinary transaction with or involving the Company or any of its subsidiaries or any of its or their securities or assets in excess of the Standstill Limit; provided, however, that nothing herein shall limit the ability of the Ramius Group to issue any communication contemplated by Rule 14a-1(l)(2)(iv) stating how they intend to vote and the reasons therefor with respect to any extraordinary transaction of any kind or nature between the Company and any third party unaffiliated with the Ramius Group; provided further, that nothing contained herein shall limit the ability of the Ramius Group to file an amendment or amendments to its Schedule 13D regarding the Common Stock of the

Company as required by law or to make other filings as required by law so long as the Ramius Group does not enter into any contract, arrangement, understanding or relationship (legal or otherwise) with respect to the Company’s voting securities in violation of clauses (a)-(e) of Section 9 hereof;
          (d) (i) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (for the avoidance of doubt, including, without limitation, a group containing members of the Ramius Group and members of the AWM Group), other than a “group” that includes all or some lesser number of persons identified as members of the Ramius Group, but does not include any other members who are not currently identified as members of the Ramius Group, or (ii) enter into any negotiations, arrangements or understandings with any third parties, other than members of the Ramius Group solely with respect to the existing members of the Ramius Group, in connection with any of the foregoing; or
          (e) publicly seek or request permission to do any of the foregoing, request to amend or waive any provision of this paragraph (including, without limitation, any of clauses (a)-(d) hereof), or make or seek permission to make any public announcement with respect to any of the foregoing.
     “Standstill Limit” shall mean that number of Common Shares, the Beneficial Ownership of which would qualify a person or a group of affiliated or associated persons as an “Acquiring Person” under that certain Preferred Share Rights Agreement, dated as of October 22, 1999, between the Company and BankBoston, N.A. (the “Preferred Share Rights Agreement”), including any amendments thereto, other than any exception approved by the Phoenix Technologies Board to the definition of “Acquiring Person” under the Preferred Share Rights Agreement allowing a person or a “group” to purchase newly issued shares of the Company’s voting securities directly from the Company. For purposes of this Agreement, “Beneficial Ownership” and “Common Shares” shall have the meaning given to them in the Preferred Share Rights Agreement.
     10. Following the Annual Meeting and prior to the 2008 annual meeting of stockholders, the Company agrees to review and consider, and to deliberate upon, at a meeting of the Phoenix Technologies Board, the corporate governance recommendations of Institutional Shareholder Services (“ISS”), including the Company’s ISS Corporate Governance Quotient (the “CGQ”) and factors of the CGQ which ISS categorized as “negative” in its report dated February 6, 2007.
     11. It is understood and that in consideration of the mutual promises and covenants contained herein, and after consultation with their respective counsel, the Company, on the one hand, and the Ramius Group, on the other hand, on behalf of themselves and for all of their past and present affiliated, associated, related, parent and subsidiary companies, joint venturers and partnerships, successors, assigns, and the respective owners, officers, directors, agents, employees, shareholders, consultants and attorneys of each of them (collectively “Affiliates”), irrevocably and unconditionally release, acquit and forever discharge the other and all of their Affiliates, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, whether known or unknown, suspected or unsuspected, in their own right and derivatively, in law or in equity or liabilities of whatever kind or character (the “Claims”), which the Parties have or may have against one another based upon events occurring prior to the date of the execution of this Agreement (the “Released Matters”). The Parties acknowledge that this general release of claims includes, but is not limited to, any and all statutory and common law claims for, among other things, fraud and breach of fiduciary duty based upon events occurring prior to the date of the execution of this Agreement. The Parties intend that the foregoing release be broad with respect to the Released Matters, provided, however, this release and waiver of Claims shall not include claims to enforce the terms of this Agreement.
     12. The Parties do hereby expressly waive and relinquish all rights and benefits afforded by California Civil Code Section 1542, and do so understanding and acknowledging the significance and consequences of such specific waiver of California Civil Code Section 1542.
     The Parties acknowledge and understand that they are being represented in this matter by counsel of their own choice, and acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Thus, notwithstanding these provisions of law, the Parties expressly acknowledge and agree that this Section 12 is also intended to include in its effect, without limitation, all such claims which they do not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.
     13. Promptly following the concurrent execution of this Agreement and the AWM Agreement, the Company, the Ramius Group and the AWM Group shall jointly issue a mutually agreeable press release announcing the terms of this Agreement and the AWM Agreement, in the form attached hereto as Exhibit A.
     14. The Ramius Group agrees it will cause its controlled affiliates to comply with the terms of this Agreement.
     15. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, each of the Parties hereby acknowledges that the Company and the Ramius Group previously executed a

Confidentiality Agreement, dated as of October 20, 2006, which Confidentiality Agreement will continue in full force and effect in accordance with its terms. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Ramius Group.
     16. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
     17. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed by each of the Parties that a Party so moving (the “Moving Party”) shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
     18. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

     19. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.
     20. From the date of this Agreement until the expiration of the Standstill Period, each of the Parties covenants and agrees that none of it or its respective subsidiaries, affiliates, successors, assigns, officers, employees or directors shall in any way disparage, attempt to discredit, or otherwise call into disrepute, the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers, directors, employees, agents, attorneys or representatives.
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PLEASE READ CAREFULLY THIS AGREEMENT THAT INCLUDES
A RELEASE OF KNOWN AND UNKNOWN CLAIMS
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

PHOENIX TECHNOLOGIES LTD.
By:	/s/ Scott Taylor
	Name:	Scott Taylor
	Title:	SVP and General Counsel

THE RAMIUS GROUP
By:	Starboard Value and Opportunity Master Fund Ltd.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

By:	Parche, LLC

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

By:	Admiral Advisors, LLC

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

By:	Ramius Capital Group, L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

By:	C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

[SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

PLEASE READ CAREFULLY THIS AGREEMENT THAT INCLUDES
A RELEASE OF KNOWN AND UNKNOWN CLAIMS
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

By:	/s/ Peter A. Cohen
Peter A. Cohen

By:	/s/ Morgan B. Stark
Morgan B. Stark

By:	/s/ Jeffrey M. Solomon
Jeffrey M. Solomon

By:	/s/ Thomas W. Strauss
Thomas W. Strauss

By:	/s/ John Mutch
John Mutch

By:	/s/ Philip Moyer
Philip Moyer

By:	/s/ Jeffrey C. Smith
Jeffrey C. Smith

[SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

SCHEDULE A
The Ramius Group

Starboard Value and Opportunity Master Fund Ltd.

Parche, LLC

Admiral Advisors, LLC

Ramius Capital Group, L.L.C.

C4S & CO., L.L.C.

Peter A. Cohen

Morgan B. Stark

Jeffrey M. Solomon

Thomas W. Strauss

John Mutch

Philip Moyer

Jeffrey C. Smith

EXHIBIT A
FORM OF PRESS RELEASE

news release
Phoenix Technologies and Largest Investors Agree on New
Board Nominees
Ramius Group Withdraws Dissident Proxy; Second Largest Shareholder Provides
Support; New Agreement Will Benefit All Shareholders
MILPITAS, CA: February 12, 2007 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the global leader in core systems firmware, today announced that the Company has reached agreements regarding board composition with each of its two largest shareholders, the Ramius Group and the AWM Group.
The Phoenix Technologies board of directors has determined that it is in the best interests of all shareholders of the Company to nominate Mr. John Mutch and Mr. Robert J. Majteles, for election to the Phoenix Technologies board at the Company’s annual meeting of stockholders to be held on February 14, 2007. Following the election of the new nominees to the Phoenix Technologies board, Mr. Mutch will be appointed as a member of the Audit Committee of the board and Mr. Majteles will be appointed as a member of the Nominating and Governance Committee of the board. Current board members and nominees for the upcoming elections, Mr. Dave Dury and Dr. Taher Elgamal, have decided to withdraw their candidacy. Mr. Dale Fuller, a current board member, will become the new chairman of the board upon Mr. Dury’s departure.
In announcing the agreement, Mr. Woody Hobbs, president and chief executive officer of Phoenix Technologies said, “We are very pleased that we were able to reach an agreement with the Ramius Group, our largest shareholder. By adding one board member recommended by the Ramius Group and one by AWM, we ensure that diverse shareholder interests are represented on the board.”
“I also want to thank Dave Dury and Taher Elgamal for their service on the board and for their help in facilitating this settlement. We can now get back to the real business of making Phoenix Technologies a great and valuable company,” added Mr. Hobbs.

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Mr. John Mutch, who was originally nominated by Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C., is the founder and a managing partner of MV Advisors, LLC. In March 2003, Mr. Mutch was appointed to the board of directors of Peregrine Systems, a global enterprise software provider, where he served as President and CEO, and led the company through its acquisition by Hewlett-Packard. Mr. Mutch joined HNC Software in 1997 where he was promoted to increasing responsibilities culminating in the CEO position in 2001. From December 1986 to June 1994, Mr. Mutch held a variety of executive sales and marketing positions with Microsoft Corporation, including director of organization marketing. Mr. Mutch is currently a director of the San Diego Software Industry Council. He holds a B.S. from Cornell University and an M.B.A. from the University of Chicago.
Mr. Robert J. Majteles, recommended by Ramius and by the AWM Group, is the managing partner of Treehouse Capital LLC, an investment firm he founded in 2001. Prior to Treehouse, Mr. Majteles was CEO of three different technology companies. In addition, Mr. Majteles has also been an investment banker and a mergers and acquisitions attorney. Mr. Majteles received a law degree from Stanford University in 1989 and a Bachelor of Arts degree from Columbia University in 1986. He is also a Lecturer at the Haas School of Business, University of California, Berkeley, and at Stanford Law School, Stanford University.
In connection with the agreement, the Ramius Group has agreed to withdraw its proxy solicitation and vote in favor of both Mr. Mutch and Mr. Majteles. AWM has also agreed to vote in favor of both nominees.
The Company also announced that it intends to convene its annual meeting of stockholders as originally scheduled at 10:00 A.M., Pacific Standard Time, on February 14, 2007 at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California 95035, and then immediately adjourn the meeting to 9:00 A.M., Pacific Standard Time, on February 26, 2007 at the same location, in order to provide stockholders time to receive supplemental proxy materials and a new proxy card to reflect the Company’s two new nominees for Class 2 Director.
About Phoenix Technologies
Phoenix Technologies Ltd. (NASDAQ: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The Company established industry

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leadership with its original BIOS product in 1983, and today has 149 technology patents, has shipped in over one billion systems, and continues to ship in over 125 million new systems each year. The company’s breakthrough solution, TrustedCore, enables hardware vendors to bring secure devices to market with the latest advances in Microsoft operating systems. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions to help them accelerate time to market, differentiate products and increase profits. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit www.phoenix.com.
Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 14, 2006.
Contacts
Phoenix Technologies
Media & Investor Relations
Tel. +1 408 570 1060
investor_relations@phoenix.com
public_relations@phoenix.com
Erica Mannion, Sapphire Investor Relations
Tel. +1 212 766 1800 x203
emannion@sapphireinvestorrelations.com
SOURCE: Phoenix Technologies Ltd.

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EXHIBIT B
FORM OF JOINDER AGREEMENT
          The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Agreement, dated as of February 12, 2007, by and among Phoenix Technologies Ltd. (the “Company” or “Phoenix Technologies”), and the entities and natural persons listed on Schedule A thereto (collectively, the “Ramius Group”) (the “Settlement Agreement”). By executing this Joinder Agreement, the undersigned hereby agrees to be, and shall be, deemed a “Party” and a member of the “Ramius Group” for all purposes of the Settlement Agreement, entitled to the rights and subject to the obligations thereunder with respect to the voting securities of the Company acquired from the Ramius Group.
          The address and facsimile number to which notices may be sent to the undersigned is as follows:
          _________________________
          _________________________
          Facsimile No.: _____________

Name:

Date: _________________________